Exhibit 99.1

FEDERAL HOME LOAN BANK OF PITTSBURGH
CHARTER FOR THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

January 2011

I. Purpose and Authority

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of The Federal Home Loan Bank of Pittsburgh (“FHLBank”) assists the Board in fulfilling its responsibilities for general oversight of:
1.    FHLBank's financial reporting processes and the audit of FHLBank's financial statements, including the integrity of FHLBank's financial statements;
2.     FHLBank's administrative, operating, and internal accounting controls;
3.    FHLBank's compliance with legal and regulatory requirements,;
4.    the independent auditors' qualifications and independence; and
5.    the performance of FHLBank's internal audit function and independent auditors.

The Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Committee deems necessary to carry out its duties and the Committee shall receive appropriate funding, as determined by the Committee, from FHLBank for payment of compensation to the outside legal, accounting or other advisors employed by the Committee.

The Committee has the authority to seek any information it requires from FHLBank officers and employees, all of whom are directed to cooperate with the Committee's requests, or external parties.

II. Membership and Structure

The Committee shall consist of at least five Directors of the Board. The Committee shall include a balance of representatives from member institutions and will also include a balance of appointive and elective Directors. In order to provide continuity and experience, Committee members shall serve staggered terms.

Each member of the Committee must meet the applicable financial literacy and expertise requirements. At least one member must have adequate accounting or related financial management experience to meet the applicable requirements for designation as “financial expert”.

The Committee shall consist of members of the Board, each of who shall be independent. Any member of the Board shall be considered sufficiently independent if that Director does not have a disqualifying relationship with the FHLBank or its management that would interfere with the exercise of that Director's independent judgment. Such disqualifying relationships include, but are not limited to:

a.    Being employed by the FHLBank in the current year or any of the past five years;
b.    Accepting any compensation from the FHLBank other than compensation for service as a Board Director;
c.    Serving or having served in any of the past five years as a consultant, advisor, promoter, underwriter, or legal counsel of or to the FHLBank; or
d.    Being an immediate family member of an individual who is, or has been in any of the past five years, employed by the FHLBank as an executive officer.

III. Meetings and Procedures

The Committee shall convene at least four times each year, with additional meetings as the Committee deems appropriate. The Committee Chair is responsible for the agenda and minutes. The Committee shall meet as needed in separate executive sessions and also in private sessions with management, the internal

Exhibit 99.1

auditors and the independent auditors to facilitate full communication. The Committee shall meet at least twice annually with the Chief Internal Auditor. The Committee shall be given open access to FHLBank's internal auditors, Board, FHLBank executives and independent auditors, as well as FHLBank's books, records, facilities, and other personnel. Written minutes of the Committee will be prepared by the Secretary for each meeting. Detailed minutes of any executive session of the Committee will not be maintained; however, topics discussed will be noted in the written minutes. The approved original minutes will be forwarded to the Corporate Secretary for filing with the Federal Housing Finance Agency and distribution to the full Board of Directors.

IV. Charter

The Committee shall adopt a charter that specifies the scope of the Committee's authority, responsibilities, structure, processes, and membership requirements.

The Committee and the Board shall annually review, assess the adequacy of and, where appropriate, amend the Committee charter; amend the Committee charter as appropriate; and re-adopt and re-approve the Committee charter not less often than every three years.

The Committee shall prepare a written report to be included in the FHLBank's Annual Report that will indicate that the Committee is governed by a charter, which will be included as an appendix to the annual report at least once every three years and that all the members of the Committee are independent. The report will include that the Committee has complied with the requirements of the Communication with Audit Committees and has received the written disclosures and letter from the external auditors as required by Independence Standards Board Standard 1.

V. Duties and Responsibilities

Internal Audit:

1.	Review and approve the Internal Audit Charter annually.

2.
Select, evaluate at least annually, determine the compensation of, and, where appropriate, replace the Chief Internal Auditor. The Chief Internal Auditor may be removed only with the approval of the Committee. The Chief Internal Auditor shall report directly to the Committee on substantive matters and is ultimately accountable to the Committee and Board.

3.	Provide that the internal auditor shall have unrestricted access to the Committee without the need for any prior management knowledge or approval.

4.	Review at least annually the overall scope, qualifications, resources, activities, organizational structure and effectiveness of the internal audit function.

5.	Review and approve the annual Internal Audit Plan.

6.
Oversee the internal audit function by reviewing the scope of audit services required, significant accounting policies, the significant risks and exposures and the internal audit activities and findings.

7.	Meet in executive session at least annually with the Chief Internal Auditor.

Financial Statements:

1.
Review the basis for the FHLBank financial statements and the external auditor's opinion rendered with respect to the financial statements including the nature and extent of any significant changes in accounting principles or the application therein.

2.	Ensure policies are in place that are designed to achieve disclosure and transparency regarding the FHLBank's true financial performance and governance practices.

3.	Recommend to the Board, based on review and discussions, whether the audited financial statements should be included in the FHLBank's Annual Report on Form 10-K.

4.	Review other sections of the annual report and related regulatory filings before release and consider the accuracy and completeness of the information.

5.	Discuss earnings press releases as well as corporate policies with respect to financial information.

Exhibit 99.1

Internal Controls:

1.
Ensure that senior management has established and is maintaining an adequate internal control system within the FHLBank. This includes the adequacy of the internal controls, the resolution of identified material weaknesses and reportable conditions and the prevention or detection of management override or compromise of the internal control system.

2.	Direct senior management to maintain the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the FHLBank.

3.
Review the adequacy and effectiveness of FHLBank's internal controls, including any significant deficiencies in such controls and significant changes or material weaknesses in such controls reported by the independent auditors, internal auditors, or examiners.

4.	Review the adequacy and effectiveness of FHLBank's information security policies and the internal controls regarding information security.

Independent Auditors:

1.
Oversee the work of any registered public accounting firm employed by the issuer for the purpose of preparing or issuing an audit report or related work and ensure that each such registered public accounting firm shall report directly to the Committee. Make recommendations to the Board regarding the appointment, evaluation, renewal, compensation and / or termination of the independent auditor. [Review the performance of the independent auditor annually.] Require the independent auditor to rotate the lead audit partner, and the partner responsible for reviewing the audit at least every five years or as required by applicable regulations.

2.	Review and approve in advance the scope of the fiscal year's independent audit and the audit fee as documented in the engagement letter.

3.
Establish policies for the independent auditors' activities and any fees beyond the core audit, approve in advance all non-audit services to be performed by the independent auditors that are not otherwise prohibited by law and associated fees, and monitor the usage and fees paid to the independent auditors. The Committee delegates to the Chair of the Committee the authority to pre-approve non-audit services not prohibited by law to be performed by the independent auditors, subject to any single request involving a fee of $100,000 or higher being circulated to all Committee members for their information and comment. The Chair shall report any decision to pre-approve such services to the full Committee at its next meeting.

4.	Obtain annually a written statement from the independent auditors regarding their independence for compliance with PCAOB Rule 3526.

5.
Discuss with the independent auditors the requirements of Statement on Auditing Standards 61 regarding communications with audit committees and 89 and 90 regarding uncorrected misstatements and the quality of FHLBank's accounting principles and underlying estimates in the financial statements.

6.
Review and discuss with the independent auditors their annual written statement delineating all relationships or services between the independent auditors and FHLBank, or any other relationship or services that may impact their objectivity and independence.

7.	Set clear hiring policies for employees or former employees of the independent auditors, and monitor compliance with such policies.

8.	Review with management and the independent auditors:

•	FHLBank's annual audited and quarterly financial statements, including FHLBank's disclosures in “Management's Discussion and Analysis of Financial Condition and Results of Operations;”

•	the results of the independent auditors' audit and the independent auditors' opinion on the annual financial statements;

•	changes in accounting principles or application thereof, significant judgment areas, and significant and complex transactions; and

•
any disagreements between management and the independent auditors, about matters that individually or in the aggregate should be significant to FHLBank's financial statements or the independent auditors' report, and any serious difficulties the independent auditors encountered

Exhibit 99.1

in dealing with management related to the performance of the audit.

9.
At least annually, obtain from and review a report by the auditors describing (a) the independent auditors' internal quality control procedures, and (b) any material issues raised by the most recent internal quality-control review, or peer review, or by any governmental or professional inquiry or investigation within the preceding year regarding any audit performed by the independent auditors, and any steps taken to deal with such issues.

10.	Provide that the external auditor shall have unrestricted access to the Committee without the need for any prior management knowledge or approval.

11.	Meet in executive session at least annually with the independent auditors.

Compliance:

1.	Review the policies and procedures established by senior management designed to ensure compliance with applicable laws, regulations and policies and monitor the results of these compliance efforts.

2.	Review the results of significant investigations, examinations or reviews performed by regulatory authorities and management's response.

Concerns Reporting Process and Fraud:

1.
Provide oversight over the Bank's antifraud program by ensuring senior management has implemented and adequately communicated appropriate fraud deterrence and prevention measures creating an adequate tone at the top. This includes monitoring the administration and compliance with policies and procedures such as the concerns reporting process, Code of Conduct, Fraud and Insider Trading Policy, Ethics Reporting Procedures, fraud risk assessment process, and overall antifraud program awareness measures.

2.
Provide an independent review and follow-up on any activity of significance reported through the anonymous reporting mechanism (e.g. whistle-blower program) or through the BOD established Ethics Officer on questionable accounting or auditing matters and compliance with the Code.

Other:

1.	Review the policies and procedures established by senior management to assess and monitor implementation of FHLBank's strategic business plan and the operating goals and objectives contained therein.

2.	Conduct or authorize investigations into any matters within the Committee's scope of responsibilities.

3.
Consider such other matters regarding FHLBank's financial affairs, its controls, and the internal and independent auditors of FHLBank as the Committee, in its discretion, may determine to be advisable.

4.	Report regularly to the Board with respect to the Committee's activities.

5.	Provide an independent, direct channel of communication between the Bank's Board of Directors and the internal and external auditors.

6.	Evaluate the performance of the Committee annually.

7.	Annually consider the need for an independent consultant or accounting firm to conduct an evaluation of one or more accounting policy areas.